EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of this 2nd day of January, 2004 is made by and between iGames Entertainment, Inc., a Nevada corporation with its executive offices located at 720 South Henderson Road, Suite 210, King of Prussia, PA 19406 (the "Company") and Christopher M. Wolfington, an individual residing at 2 South Winds Lane, Malvern, PA 19355 (the "Executive").

         WHEREAS, the parties hereto desire to set forth the terms and conditions pursuant to which the Executive will continue to serve as President and Chief Executive Officer of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as Chairman of the Board, President and Chief Executive Officer of the Company upon the terms and conditions set forth in this Agreement, and the Executive hereby accepts such employment.

         2. CAPACITY AND DUTIES.

                  2.1 Position. The Executive shall serve the Company as Chairman of the Board, President and Chief Executive Officer. Subject to the direction and control of the Board of Directors (the "Board"), the Executive, as President and Chief Executive Officer, shall perform such executive, managerial and administrative duties as are from time to time assigned to him by the Board and which are consistent with his position as President and Chief Executive Officer.

                  2.2 Election or Appointment as Director. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of its subsidiaries, and as a member of any committee of the Board of Directors of the Company or any of its subsidiaries.

                  2.3 Resignation from Positions. If Executive takes or omits to take any action as a result of which Executive's continued service as an executive officer or director of the Company would prohibit the Company from obtaining any desired gaming or similar license or retaining any such license already in force, and the Company has repurchased all of the capital stock of the Company owned by the Executive necessary to eliminate such regulatory issues, then Executive shall resign as an officer and director of the Company and any of its affiliates. No such resignation shall affect the remaining terms and provisions of this Agreement, and Executive shall remain an employee of the Company and continue to receive the compensation and benefits set forth herein.

         3. OBLIGATIONS OF EXECUTIVE.

                  3.1 Nature and Extent of Duties. The Executive shall perform in the capacities described in Section 2 as directed by the Board, and in so doing shall follow all lawful

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directives of the Board. The Executive shall devote his time, attention, and energies to the business of the Company substantially on a full-time-equivalent basis; provided, that the Executive may engage in any other business activity during the term hereof, whether or not such business activity is pursued for gain, profit or other pecuniary advantage provided that engaging in such activities is not inconsistent with his fiduciary duties to the Company and does not interfere with the performance of his duties hereunder. The Executive will be furnished with facilities and services commensurate with his position and adequate for the performance of his or her duties. The Executive shall abide by the policies and rules from time to time reasonably established in writing by the Company.

                  3.2 Outside Investments. The terms of this Section 3 shall not prevent the Executive from investing his assets in such form or manner as he chooses.

         4. TERM OF AGREEMENT. Subject to the provisions of Section 9, the initial term of this Agreement shall commence on the date hereof and expire on December 31, 2008 (the "Initial Term"). Absent notice of termination given by either party not later than three months prior to the expiration of the Initial Term or any renewal term, this Agreement shall automatically renew for an indefinite number of successive one-year terms. Each reference herein to "the term of this Agreement" shall include the Initial Term and any renewal term.

         5. COMPENSATION.

                  5.1 Base Salary. Company agrees to pay, and Executive agrees to accept, as base compensation for all services to be rendered by the Executive hereunder the sum of Three Hundred Fifty Thousand Dollars ($350,000) per annum plus an amount equal to 140% of the premiums that Executive would be required to pay if Executive were to obtain the long-term disability insurance contemplated by Section 7.4(b) hereof (less appropriate deductions) payable on a current basis in a manner consistent with the method of payment to the Company's other senior executive officers (but in any event no less often than biweekly). Such annual rate of base compensation in effect at any time during the term of this Agreement shall hereinafter be referred to as the "Base Salary."

                  5.2 Review of Base Salary. The Board shall review from time to time, but in no case less than annually and promptly after the end of each fiscal year, the Executive's Base Salary and shall make such adjustments, if any, as the Board shall determine, in its sole discretion, provided, however, that no adjustment shall reduce the Base Salary below Three Hundred Fifty Thousand Dollars ($350,000) per annum. Any such adjustment shall be retroactive to the first day of such fiscal year.

         6. BONUSES.

                  6.1 Initial Bonus. The Executive shall be entitled to receive a bonus in the amount of Two Hundred Thousand Dollars ($200,000) upon execution of this Agreement.

                  6.2 Guaranteed Bonus. The Executive shall be entitled to receive an annual cash bonus (the "Guaranteed Bonus") in an amount equal to 50% of his Base Salary for each calendar year (or portion thereof) during the term hereof. The Guaranteed Bonus shall be payable on or before January 15 of each year with respect to the year (or portion thereof) ended

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the prior December 31. No termination of this Agreement shall terminate the
Executive's right to receive a fraction of the Guaranteed Bonus, the numerator of which is the number of full months or portion thereof in the calendar year in which this Agreement is terminated during which this Agreement remained in force and the denominator of which is 12.

                  6.3 Incentive Bonus. The Executive shall be entitled to receive an incentive cash bonus (the "Incentive Bonus") from the Company in accordance with the terms and provisions of a bonus program to be adopted by the Board (the "Executive Bonus Program"), which program shall provide a bonus opportunity of 50% of Base Salary, with the amount of such bonus to be based on objective criteria related to the Company's results of operations to be developed by the Board in consultation with the Executive. No termination of this Agreement shall terminate the Executive's right to receive any Incentive Bonus earned up to the time of such termination. Any Incentive Bonus that would otherwise be payable to the Executive under this Section 6.2, assuming the Executive had remained employed for the full calendar year in which the terminating event occurs, shall be multiplied by a fraction, the denominator of which is twelve (12) and the numerator of which is the number of full months or portion thereof in the calendar year in which this Agreement is terminated during which this Agreement remained in force.

         7. ADDITIONAL BENEFITS. While this Agreement is in effect, the Company shall provide the following additional benefits:

                  7.1 Vacation. The Executive shall receive such paid vacations during each year as are made available pursuant to the Company's normal policies as in effect from time to time, but not less than six (6) weeks.

                  7.2 Automobile. The Company shall provide the Executive with a leased Mercedes SL 55 or model of comparable quality (in the judgment of the Company and the Executive) for use while working from the Company's King of Prussia offices. The Company shall also provide the Executive with a comparable leased automobile for use by the Executive in each other region of the United States to which travel from the southeastern Pennsylvania area (or any other area in which the Company leases an automobile for the use of the Executive) by car is not, in the reasonable judgment of the Executive, practicable and efficient and to which the Executive travels sufficiently frequently that, in the Executive's reasonable determination, the cost of providing such leased vehicle would be less than, or not be materially greater than, the cost of renting a comparable vehicle on an as-needed basis for use during such travel. The Company shall also pay or reimburse Executive for all fuel, maintenance, insurance and similar costs relating to use of any such leased vehicles.

                  7.3 Expense Reimbursement. Upon submission of proper vouchers, the Company shall pay or reimburse the Executive for all necessary business and entertainment expenses reasonably incurred by the Executive in connection with the business of the Company.

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                  7.4 Insurance Benefits.

                           (a) The Company will provide term life insurance
coverage of which the Executive shall be the owner and the Executive's designee shall be the beneficiary in the amount of $5 million.

                           (b) The Company will make available to the Executive,
at the Executive's cost, long-term disability insurance in an amount equal to 70% of his Base Salary as in effect from time to time.

                           (c) In addition, to the foregoing, the Company shall
provide the Executive with medical, dental, and such other insurance benefits as are provided to the other senior executive officers of the Company.

                  7.5 Retirement Plan. The Executive shall be entitled to participate in any profit sharing or pension plan made available to full-time employees of the Company in accordance with the terms of such plans.

                  7.6 Credit Card Points. The Executive shall be entitled to retain for his personal benefit all reward points, mileage rewards and similar benefits related to any travel, credit card expenditures or other business expenses incurred by the Executive, notwithstanding the fact that the Company reimburses the Executive for any expenses he incurs in connection therewith. In addition, in consideration for the Executive having delivered a personal guarantee to secure the Company's obligations under its corporate credit card program and the Company's financing, the Executive shall be entitled to retain for his personal benefit all reward points, member benefits and similar programs related to the use of any such credit cards, regardless of which employees of the Company use such cards and regardless of whether any such guarantee remains in place in the future.

                  7.7 Stock Options. Simultaneously with the execution of this Agreement, the Company is granting the Executive options (the "Options") to purchase 4,713,958 shares of the Company's Common Stock with an exercise price of $.01 per share. The Options will have a term of ten years and be exercisable as follows: (a) 760,000 Options shall be exercisable immediately upon grant; (b) 1,875,000 Options shall be exercisable upon consummation of the refinancing of the vault cash of the Company's Chex Services, Inc. and Money Centers of America, Inc. subsidiaries; and (d) 2,028,958 Options shall be exercisable upon the Company's achievement of cash flow objectives to be defined by the Board of Directors for fiscal 2004. These stock options will be issued pursuant to the Amended and Restated 2003 Stock Incentive Plan and will be registered on an S-8 Registration Statement filed with the Securities and Exchange Commission at such time as is reasonably acceptable to the Company to complete such registration.

                  7.8 Other Benefits. Without limiting any of the foregoing benefits, the Executive shall receive all benefits and participate in all benefit programs generally made available to other senior executive officers of the Company.

         8. DISABILITY.

                  8.1 Determination of Disability. In the event that the Executive is unable fully to perform his duties and responsibilities hereunder by reason of physical or mental illness,

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injury or incapacity for a continuous period of more than four (4) months, or for an aggregate of more than 180 days out of any twelve (12) consecutive month period during the term of this Agreement, all as determined in good faith by the Board, after consultation with a qualified physician selected by the Company and approved by the Executive (such approval not to be unreasonably withheld), and Executive will be covered by the Company's disability insurance policy at such time, the Company may terminate the employment of the Executive hereunder and, if the Company shall so act, any and all rights the Executive may have under this Agreement or otherwise as an employee of the Company shall terminate, and the Company shall have no further liability or obligation to the Executive for compensation hereunder; provided, however, that the Executive will be entitled to receive (i) the payments prescribed under the Company's long-term disability benefit plan under which he was covered during the period of his employment by the Company, (ii) his Base Salary described in Section 5 through the date of termination, (iii) his Guaranteed Bonus and Incentive Bonus (collectively the "Bonuses") described in Section 6 (pro rated through the termination date as described therein) and (iv) the insurance benefits described in Section 7.4(a) for a period equal to the greater of the remainder of the Initial Term or two years after the date of the termination by reason of disability. A determination that the Executive is disabled under the insured long-term disability plan described in Section 7.4(b) shall be deemed to be a determination that the Executive is disabled for purposes of this Section 8.1.

         9. TERMINATION PRIOR TO END OF TERM.

                  9.1 Death. Except as hereinafter provided, the Executive's employment hereunder and any and all rights under this Agreement or otherwise as an employee of the Company shall terminate upon the death of the Executive and thereafter the Company shall have no liability or obligation to the Executive's estate or legal representatives hereunder, provided that the Executive shall be entitled to the Base Salary, Bonuses and other compensation earned by the Executive prior to his death, but not paid.

                  9.2 Discharge for Cause. The Company may terminate this Agreement and discharge the Executive for Cause at any time. In such event, the Company's obligation to pay compensation and other amounts payable hereunder, including any Bonuses (or portion thereof) to or for the benefit of the Executive, shall terminate on the date of such discharge, provided that Executive shall be entitled to the Base Salary, Bonuses and other compensation earned prior to such discharge but not paid. As used herein, the term "discharge for Cause" shall mean a discharge resulting from any of the following:

                           (a) willful misconduct;

                           (b) theft, misappropriation or embezzlement of
Company assets;

                           (c) breach of fiduciary duty;

                           (d) fraud or dishonesty resulting or intended to
result directly or indirectly in personal enrichment at the expense of the Company;

                           (e) willful failure to follow reasonable and lawful
instructions issued by the Board;

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                           (f) repeated failure to be present for work during
regular hours to perform his duties;

                           (g) habitual intoxication or being under the
influence of alcohol or illegal substances while performing services for the Company.

                  9.3 Termination For Good Reason or Other Than for Cause by the Company. In the event the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for "Good Reason" following a "Change in Control" (as such terms are defined in Section 9.5 hereof), the Executive shall receive from the Company (in lieu of any rights or claims, other than the possible right to an Incentive Bonus for the period prior to termination as set forth in Section 6.2 hereof, that the Executive may have in respect of this Agreement, all of which rights or claims the Executive hereby waives and releases in consideration for the severance payments provided in this Section 9.3) as severance payments, Guaranteed Bonus, payment of the Executive's Base Salary and the insurance benefits described in Section 7.4 hereof, in each case for a period equal to the greater of the remainder of the Initial Term or twenty-four months beginning on the date of termination or cessation of the Executive's employment. Payments of Base Salary shall be made at the same times and in the same manner that such payments would have been made to the Executive if his employment had not been terminated.

                  9.4 Termination By Executive for Other Than Good Reason or a Change in Control. Executive may terminate his employment hereunder without "Good Reason" or other than following a "Change in Control" upon ten (10) days written notice to the Company. In the event that Executive terminates his employment hereunder other than for "Good Reason" or following a "Change in Control," then he shall only be entitled to receive payment of all Base Salary, Bonuses and Benefits that have accrued through the date of such termination, and he shall be entitled to retain ownership of all vested Options as of the date of such termination.

                  9.5 Certain Definitions. For purposes of this Agreement, a "Change in Control" shall mean the sale of all or substantially all of the Company's assets to, or the acquisition (by purchase, merger, reorganization or otherwise) of shares of the Company's capital stock representing more than 50% of the votes which all stockholders are entitled to cast by, any person or group of affiliated persons not presently an "Affiliate" of the Company; "Affiliate" shall have the same meaning as set forth in Rule 405 promulgated by the Securities and Exchange Commission; and "Good Reason" shall mean the occurrence of any Change in Control after which the Executive is asked to relocate his principal business location more than 35 miles, the Executive's duties are significantly reduced from the duties and responsibilities immediately prior to the Change in Control or there is a material reduction in the Executive's Base Salary in effect immediately prior to the Change in Control and, as a result of any of the foregoing, the Executive resigns his employment hereunder within one year after the Change in Control.

         10. CONFIDENTIALITY. The Company may, pursuant to the Executive's employment hereunder, provide to him and confide in him business methods and systems, techniques and methods of operation developed at great expense by the Company ("Trade Secrets") and which the Executive recognizes to be unique assets of the Company's business. The Executive shall not, during or at any time after

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the term of employment hereunder, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except to directors, consultants or employees of the Company in the course of his duties and where required by law: (a) any such Trade Secrets, (b) any sales prospects, customer lists, products, research or data of any kind, or (c) any information relating to strategic plans, sales costs, profits or the financial condition of the Company or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industries in which the Company shall be engaged. The Executive further covenants and agrees that he will promptly deliver to the Company all tangible evidence of the knowledge and information described in (a), (b) and (c), above, prior to or at the termination of the Executive's employment.

         11. EQUITABLE REMEDIES. The Executive acknowledges that his compliance with the covenant in Section 10 of this Agreement is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Executive of the provisions of Section 10 of this Agreement, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Executive agrees that, in the event of such violation or threatened violation by the Executive, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company. The Executive further agrees that, in the event any of the provisions of Section 10 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

         12. ENTIRE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         13. HEADINGS. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

         14. DEFINITION OF COMPANY. The Company is governed by its Board and, accordingly, all references in this Agreement to the actions and discretion of the Company are meant and deemed to refer to the actions and discretion of the Board.

         15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by certified mail, postage prepaid, addressed as follows:

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                  If to the Company:

                  IGames Entertainment, Inc.
                  720 South Henderson Road, Suite 210
                  King of Prussia, PA  19406
                  Attention:  Chairman, Compensation Committee

                  If to the Executive, at his personal residence as set forth above.

                  Any party may change the persons and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

         16. WAIVER OF BREACH. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

         17. INURE AND BIND; NONALIENATION. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors in interest. The Executive shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

         18. GOVERNING LAW. This Agreement is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

         19. INVALIDITY OR UNENFORCEABILITY. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

         20. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If either party fails to select an arbitrator within 30 days after written notice of demand for arbitration from the other, the other party may have such arbitrator appointed by the American Arbitration Association. If the first two arbitrators cannot

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agree on the appointment of a third arbitrator within 30 days after their selection, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction hereof. In the event that it shall be necessary or desirable for the Company and/or the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of either party's rights under this Agreement, each party shall bear its own costs and expenses in connection with the enforcement of its rights (including the enforcement of any arbitration award in court), regardless of the final outcome.

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.


                                        IGAMES ENTERTAINMENT, INC.


                                        By: /s/ Jeremy Stein
                                            ----------------
                                        Name: Jeremy Stein
                                              ------------
                                        Title: President
                                               ---------


                                        /s/ Christopher M. Wolfington
                                        -----------------------------
                                        Christopher M. Wolfington


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